Exhibit 99.15

Excerpts from « Budget – Budget Speech 2015-2016 », March 26, 2015

Québec government

Summary of consolidated budgetary transactions

Preliminary results for 2014-2015

(millions of dollars)
2014-2015

CONSOLIDATED REVENUE

Own-source revenue	77 293

Federal transfers	18 720

Total	96 013

CONSOLIDATED EXPENDITURE

Expenditure	–86 777

Debt service	–10 333

Total	–97 110

DEFICIT	–1 097

Deposits of dedicated revenues in the Generations Fund	–1 253

BUDGETARY BALANCE (1)	–2 350

(1)	Budgetary balance within the meaning of the Balanced Budget Act.

Québec government

Summary of consolidated budgetary transactions

Forecasts for 2015-2016

(millions of dollars)
2015-2016

CONSOLIDATED REVENUE

Own-source revenue	80 716

Federal transfers	19 444

Total	100 160

CONSOLIDATED EXPENDITURE

Expenditure	–88 091

Debt service	–10 483

Total	–98 574

SURPLUS	1 586

Deposits of dedicated revenues in the Generations Fund	–1 586

BUDGETARY BALANCE(1)	—

(1)	Budgetary balance within the meaning of the Balanced Budget Act.

Québec government

Consolidated revenue

Forecasts for 2015-2016

(millions of dollars)
2015-2016

OWN-SOURCE REVENUE

Income and property taxes

Personal income tax	28 218

Contributions for health services	6 571

Corporate taxes	6 447

School property tax	2 030

43 266

Consumption taxes

Sales tax	14 556

Fuel	2 425

Tobacco products	1 093

Alcoholic beverages	527

18 601

Revenue from government enterprises

Hydro-Québec	2 750

Loto-Québec	1 130

Société des alcools du Québec	1 040

Other	42

Hydro-Québec revenue allocated to the Generations Fund	–105

4 857

Duties and permits	2 755

Miscellaneous revenue	9 651

Generations Fund revenue	1 586

TOTAL OWN-SOURCE REVENUE	80 716

FEDERAL TRANSFERS

Equalization	9 521

Health transfers	5 599

Transfers for post-secondary education and other social programs	1 609

Other programs	2 715

TOTAL FEDERAL TRANSFERS	19 444

TOTAL CONSOLIDATED REVENUE	100 160

Québec government

Consolidated expenditure

Forecasts for 2015-2016

(millions of dollars)
2015-2016

Expenditure excluding debt service

Program spending of the general fund(1)	66 460

Other consolidated expenditures(2)	21 631

Total	88 091

Debt service

General fund	8 331

Other budgetary sectors(2)	2 152

Total	10 483

CONSOLIDATED EXPENDITURE	98 574

(1)	Program spending of the general fund includes transfers intended for consolidated entities.
(2)	Includes, in particular, consolidation adjustments.

Québec government

General fund expenditure

Forecasts for 2015-2016

(millions of dollars)
2015-2016

PROGRAM SPENDING OF THE GENERAL FUND

Assemblée nationale	128.3

Persons appointed by the National Assembly	90.8

Affaires municipales et Occupation du territoire	1 743.3

Agriculture, Pêcheries et Alimentation	881.7

Conseil du trésor et Administration gouvernementale	1 209.7

Conseil exécutif	404.7

Culture et Communications	670.5

Développement durable, Environnement et Lutte contre les changements climatiques	148.5

Économie, Innovation et Exportations	590.0

Éducation, Enseignement supérieur et Recherche	16 926.6

Énergie et Ressources naturelles	75.0

Famille	2 516.8

Finances (excluding debt service)	146.9

Forêts, Faune et Parcs	449.8

Immigration, Diversité et Inclusion	283.9

Justice	873.9

Relations internationales et Francophonie	94.7

Santé et Services sociaux	32 850.7

Sécurité publique	1 326.1

Tourisme	123.5

Transports	656.2

Travail, Emploi et Solidarité sociale	4 268.4

Total	66 460.0

DEBT SERVICE OF THE GENERAL FUND	8 330.7

TOTAL EXPENDITURE OF THE GENERAL FUND	74 790.7

Québec government

Non-budgetary transactions

Forecasts for 2015-2016

(millions of dollars)

2015-2016

INVESTMENTS, LOANS AND ADVANCES	–1 845

CAPITAL EXPENDITURES

Investments	–7 899

Amortization	3 713

Less: PPP investments	443

Total	–3 743

RETIREMENT PLANS AND EMPLOYEE FUTURE BENEFITS	3 418

OTHER ACCOUNTS	270

TOTAL FINANCING TRANSACTIONS	–1 900

Note: A negative entry indicates a financial requirement and a positive entry, a source of financing.